UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAINE & MARITIMES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maine	30-0155348
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

209 State Street
Presque Isle, Maine 04769
(Address, including Zip Code, of Principal Executive Offices)

2008 Stock Plan
(Full Title of the Plan)

Patrick C. Cannon, Vice President, General Counsel, Secretary and Clerk
Maine & Maritimes Corporation
209 State Street
Presque Isle, Maine 04769
(207) 760-2422
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)
_______
With a Copy to:
Michael B. Peisner, Esq.
Curtis Thaxter Stevens Broder & Micoleau LLC
One Canal Plaza
Portland, Maine 04112
(207) 774-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $7.00	85,000 shares	$42.68	$3,627,800	$142.57

(1) Also registered hereby are such additional and indeterminate number of shares of Common Stock as may become issuable because of changes resulting from stock dividends, stock splits and similar changes.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low sales prices for shares of common stock of Maine & Maritimes Corporation on June 2, 2008, as reported by the American Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”).

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference

The following documents filed by Maine & Maritimes Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 18, 2008.

2.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the Commission on May 12, 2008.

3.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2007.

4.
The  description of the Maine & Maritimes Common  Stock, $7.00 par value, contained in Maine & Maritimes' registration statement on Form S-4, as amended, which was declared effective on April 18, 2003, (File No. 333-103749).

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel

Not applicable.

ITEM 6.	Indemnification of Directors and Officers

Reference is made to Sections 852 and 857 of the Maine Business Corporation Act (“MBCA”) which provide for indemnification of directors and officers in certain circumstances.

Article III, Section 14(a) of the Company's By-laws provides that the Company shall indemnify, to the extent permitted by the Maine Business Corporation Act, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or which director or officer is or was serving at the request of the Company as a director, officer, trustee, employee, partner, member, manager, fiduciary or agent of any pension or employee benefit plan, or another corporation, partnership, limited liability company, trust, or other enterprise, upon a determination in each specific case that such person has met the applicable standard of conduct for indemnification provided in such Act, such determination to be made by the Board of Directors or other person or persons who would be required by such Act to make determinations on indemnification in the absence of a By-law provision.

Article III, Section 14(b) of the Company's By-laws also provides that the Company may, in the sole discretion of the Board of Directors, indemnify, to the extent permitted by the Maine Business Corporation Act, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee of the Company, or which employee or agent is or was serving at the request of the Company as a director, officer, trustee, employee, partner, member, manager, fiduciary or agent of any pension or employee benefit plan, or another corporation, partnership, limited liability company, trust, or other enterprise, upon a determination in each specific case that such person has met the applicable standard of conduct for indemnification provided in such Act, such determination to be made by the Board of Directors or other person or persons who would be required by such Act to make determinations on indemnification in the absence of a By-law provision.

As permitted by Section 854 of the MBCA, Article III, Section 14(c) of the Company By-laws provides that expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding, pending or threatened, shall be paid by the Company to any indemnified person in advance of the final disposition of such action, suit or proceeding, to the extent permitted by the Maine Business Corporation Act, upon a determination in each specific case that such person has met the applicable standard of conduct for indemnification provided in such Act, and upon satisfaction of the other conditions provided in such Act.

As permitted by Section 858 of the MBCA and Section 14(e) of the Company By-laws, the Company maintains directors' and officers' liability insurance coverage which insures the Company, its subsidiaries and the elected officers and directors of the Company and its subsidiaries, against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

ITEM 7.	Exemption from Registration Claimed

Not applicable.

ITEM 8.	Exhibits

The Exhibits accompanying this Registration Statement are listed on the Exhibit Index that appears after the signature page hereof.

ITEM 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Presque Isle, State of Maine, on June 6, 2008.

Maine & Maritimes Corporation

Date: June 6, 2008	By:	/s Michael I. Williams
Michael I. Williams
SVP, CFO, Treasurer and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael I. Williams and Randi J. Arthurs, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or there or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Richard G. Daigle	Chairperson of the Board and Director	June 6, 2008
(Richard G. Daigle)
/s/ Nathan L. Grass	Vice Chairperson of the Board and Director	June 6, 2008
(Nathan L. Grass)
/s/ Brent M. Boyles	President, CEO and Director	June 6, 2008
(Brent M. Boyles)
/s/ Michael I. Williams	Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary	June 6, 2008
(Michael I. Williams)
/s/ Randi J. Arthurs	Vice President, Accounting, Controller, and Assistant Treasurer	June 6, 2008
(Randi J. Arthurs)
/s/ Robert E. Anderson	Director	June 6, 2008
(Robert E. Anderson)
/s/ Michael W. Caron	Director	June 6, 2008
(Michael W. Caron)
/s/ David N. Felch	Director	June 6, 2008
(David N. Felch)
/s/ Brian N. Hamel	Director	June 6, 2008
(Brian N. Hamel)
/s/ D. James Daigle	Director	June 6, 2008
(D. James Daigle)
/s/ Deborah L. Gallant	Director	June 6, 2008
(Deborah L. Gallant)
/s/ Lance A. Smith	Director	June 6, 2008
(Lance A. Smith)

INDEX TO EXHIBITS

5*	Opinion of Curtis Thaxter Stevens Broder & Micoleau LLC, including the consent of such counsel

23*	Consent of Vitale, Caturano & Company

24*	Powers of Attorney (contained in the signature page to this Registration Statement)

99*	2008 Stock Plan

(Asterisk denotes exhibits filed herewith.)